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                              EMPLOYMENT AGREEMENT

                 THIS EMPLOYMENT AGREEMENT (this "Agreement"), made and entered into as of this 10th day of July, 1997, to be effective as of the Effective Date, hereinafter defined ("Effective Date"), by and between WRT ENERGY CORPORATION (WRT"), a Delaware corporation, with an address of 3303 FM 1960 West, Houston, Texas 77068 ("Employer"), and RAYMOND P. LANDRY, an individual residing at 10334 Briar Drive, Houston, Texas 77042 ("Employee").

                              W I T N E S S E T H:

                 WHEREAS, Employer is engaged in exploration, development and production of crude oil and natural gas.

                 WHEREAS, Employee is an executive officer and a key employee of Employer and is highly experienced in the management and conduct of the business of Employer.

                 WHEREAS, Employer is desirous of entering into an agreement with Employee, whereby said Employee will be employed by Employer; and

                 WHEREAS, Employee is willing to enter into this Agreement with Employer.

                 NOW, THEREFORE, for and in consideration of the conditions hereinbelow to be performed on the part of the respective parties hereto, and in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby jointly and severally agreed by and between Employer and Employee as follows, to-wit:

                 1. EMPLOYMENT. Employer hereby employs Employee to render the services and perform the duties described below for Employer, and Employee hereby accepts employment with Employer, upon the terms and conditions hereinafter set forth.

                 2. TERM OF EMPLOYMENT. Subject to the provisions on termination of employment contained in paragraph 8 herein, the term of the employment provided for herein of Employee by Employer shall be for a period of two (2) years, beginning on the Effective Date of this Agreement and ending on the date which is the last day prior to the second (2nd) anniversary of the Effective Date. In its discretion, Employer may extend Employee's term of employment beyond two years.

                 3. DUTIES. Employee shall devote all of his business time exclusively to the Employer's business and shall render services to the Employer to the best of his ability for and on behalf of the Employer. The Employee shall comply with all laws, statutes, ordinances, rules and regulations relating to the performance of services for the Employer under this Agreement. During the term of this Agreement, the Employee shall not, at any time or place, directly or indirectly engage in the same business in which the Employer is engaged for any other person or entity to any extent whatsoever, other than to the extent required by the terms and
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conditions of this Agreement, or as a private investor for his own account, so long as such investment activities do not interfere with the performance of Employee's duties during the term of this Agreement. The designation by Employer's Board of Directors of any other duties or any corporate office, position or title for Employee during the term of this Agreement shall not affect Employee's compensation as provided for herein. It is expressly understood by Employer and Employee that nothing within this Employment Agreement shall prevent or in any way limit Employee from accepting directorships with other corporate entities.

                 4.       COMPENSATION.

                          a.      During the term of this Agreement, the
Employee shall be paid an annual base salary by Employer for the services rendered to Employer by Employee, as described above, in the amount of ONE HUNDRED FIFTY SIX THOUSAND AND NO/100 DOLLARS ($156,000.00) per year. This salary shall be payable to Employee in twelve (12) monthly installments of THIRTEEN THOUSAND AND NO/100 ($13,000) per month for each month during which services are rendered by Employee to Employer during the term of this Agreement.

                          b.      Employer shall pay Employee the amount
determined in subparagraph a, above, on a monthly basis on the first day of each month, subject to normal salary deductions for the amount so owing, including, but not limited to, Social Security, Medicare, Federal and state income withholding taxes. Employee's base salary may be increased in the future, from time to time, by the action of Employer's Board of Directors, based upon Employee's performance and other relevant factors and Employer's Board of Directors will review Employee's salary for the purposes of determining any appropriate increase in the base salary of Employee at least annually. In addition, Employer may, from time to time, enter into supplemental agreements or memoranda in writing with Employee for the award and payment to him of additional compensation or bonuses upon such terms and conditions as Employer shall deem to be in its best interest and, in the event of the execution by Employer of any such agreement or memorandum, the right of Employee to additional compensation or bonuses shall be determined in accordance with the applicable provisions thereof. In the absence of any such supplemental agreements or memoranda, Employer shall not be obligated to pay to Employee any additional compensation or bonus whatsoever, irrespective of the payments of additional compensation or bonus to Employee in any past or succeeding year, or the payment of additional compensation or bonus to other employees of Employer at the end of the year, but may do so in the sole discretion of Employer's Board of Directors, and the determination of Employer's Board of Directors, in the exercise of such discretion, with respect to the payment and amount of any additional compensation or bonus to Employee for any fiscal year of Employer if made, shall be final and conclusive.

                 5. GRANTING OF INCENTIVE STOCK OPTIONS. As an additional inducement to Employee to enter into this Agreement with Employer and to render his services to Employer and as additional compensation to him for services to be rendered under the provisions of this Agreement, Employer has agreed to grant to Employee incentive stock options to acquire 60,000 shares of Employer's Common Stock at $3.50 per share. The stock options are


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to be granted by Employer to Employee pursuant to a stock option plan to be established by Employer.

                 6. ADDITIONAL EMPLOYEE BENEFITS. In addition to the annual base salary, provided above, Employer agrees to provide to Employee, or reimburse Employee for, all benefits and expenses now in existence or as may hereafter be conferred by Employer to all of its executive employees. Such benefits include, at a minimum, health insurance, life insurance, vacation for three weeks per year and 401(k) participation.

                 7.       CONFIDENTIAL INFORMATION.

                          a.      Employee acknowledges that in the Employee's
employment hereunder, the Employee will be making use of, acquiring and adding to the Employer's trade secrets and its confidential and proprietary information unique to Employer regarding its business operations, financial affairs, list of investors and prospective investors, and technology which Employee gained after the Effective Date. The Employee acknowledges that such confidential information has been and will continue to be of central importance to the business of Employer and that disclosure of it to or its use by others could cause substantial loss to Employer. Accordingly, during the initial term and any renewal term of this Agreement and for a period of two (2) years from and after leaving the employ of Employer for any reason whatsoever, the Employee shall not, for any purpose whatsoever, directly or indirectly, divulge or disclose to any person or entity any of such confidential information which was obtained by Employee as a result of Employee's employment with Employer or any trade secrets of the Employer, but shall hold all of the same confidential and inviolate.

                          b.      All contracts, agreements, financial books,
records, instruments and documents; investor lists; memoranda; data; reports; programs; software; tapes; Rolodexes; telephone and address books; letters; research; cardex; listings; programming; and any other instruments, records or documents relating or pertaining to the business of the Employer (collectively the "Records") shall at all times be and remain the property of Employer. Upon termination of this Agreement and the Employee's employment under this Agreement for any reason whatsoever, the Employee shall return to Employer all Records (whether furnished by Employer or prepared by Employee).

                          c.      All inventions and other creations, whether
or not patented or copyrightable, and all ideas, reports and other creative works, including, without limitation, computer programs, manuals and related materials, made or conceived in whole or in part by the Employee while employed by the Employer which relate in any manner whatsoever to the business, existing or proposed, of Employer or any other business or research or development effort in which Employer or any of its subsidiaries or affiliates engages in during Employee's employment by Employer will be disclosed promptly by the Employee to the Employer and shall be the sole and exclusive property of Employer.





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                 8.       TERMINATION OF EMPLOYMENT.

                          a.      Employer may terminate the employment of
Employee under this Agreement with or without cause at anytime during the term of this Agreement to be effective not less than sixty (60) days from delivery of written notice of such termination by Employer to Employee. Likewise, Employee may voluntarily terminate his employment under this Agreement with Employer, with or without cause, effective not less than sixty (60) days from delivery of written notice of such termination by Employee to Employer. Upon termination of the Employee's employment under this Agreement pursuant to this paragraph 8.a, neither party shall thereafter have any further rights, duties or obligation under this Agreement, except as otherwise specifically provided hereunder, but each party shall remain liable and responsible to the other for all prior obligations and duties hereunder, for all acts and omissions of such party, its agents, servants and employees prior to such termination.

                          b.      If Employee is terminated under this
Agreement by Employer with or without cause pursuant to the provisions of this paragraph or otherwise, then and in that event, Employer shall be required to pay to Employee within ten (10) days of the effective date of the termination of the Employee's employment under this Agreement, an aggregate amount equal to the remaining portion of the term of Employee's employment pursuant to paragraph 2 of this Agreement of his then current base salary as set forth and described in paragraph 4a of this Agreement and Employee shall be entitled to the incentive stock options set forth and described in paragraph 5 of this Agreement and as set forth and described in the Stock Option Agreement attached hereto as Exhibit A.

                 9. BINDING ARBITRATION. Unless both Employer and Employee expressly agree otherwise in writing, all disputes relating to this Agreement, or any breach thereof or the meaning and effect of any term and provisions hereof, shall be submitted to binding arbitration by Employer and Employee pursuant to Texas law and in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

                 10. EFFECTIVE DATE. This Agreement shall become effective as of the Effective Date as defined in the Plan of Reorganization, as amended, filed in Case No. 96-BK-50212 in the Western District of Louisiana, Lafayette-Opelousas Division.

                 11.      MISCELLANEOUS PROVISIONS.

                          a.      This Agreement shall be binding upon, and
shall inure to the benefit of Employer and Employee, and their respective heirs, personal and legal representatives, successors and assigns.

                          b.      It is understood and agreed by the parties
hereto that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Texas.





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                          c.      All notices required or permitted herein must
be in writing and shall be deemed to have been duly given on the date of service if served personally or by telecopier, telex, or other similar communication to the party or parties to whom notice is to be given, on the next day if notice is effected by overnight mail service, or on the third business day after mailing, if mailed, to the party or parties to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, to the address of such party, as set forth in the first paragraph of this Agreement, or to such other addresses as any party to this Agreement may designate to the other from time to time for this purpose. Any communication which is mailed by overnight mail or sent by telecopier or telex shall be confirmed immediately, but failure to so confirm shall not affect the effectiveness of such notice from and after the day on which such notice is actually received.

                          d.      Any provision of this Agreement which is
prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                          e.      This Agreement contains the entire agreement
and understanding by and between Employer and Employee with respect to Employee's employment by Employer as herein described, and supersedes all prior agreements and understandings between the parties to this Agreement, relating to the subject matter of this Agreement. No change or modification of this Agreement shall be valid or binding unless the same is in writing and signed by the party intending to be so bound. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced. Moreover, no valid waiver of any provision of this Employment Agreement, at any time, shall be deemed to be a waiver of any other provision of this Employment Agreement at such time, or will be deemed a valid waiver of such provision at any other time.

                          f.      This Agreement may be executed in two (2) or
more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.





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                 12.      Time shall be of the essence with respect to the
performance by the parties hereto of their respective obligations hereunder.

                 IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement as of the day and year first above written to be effective on the Effective Dates.

                                              WRT ENERGY CORPORATION,
                                              a Delaware corporation



                                              By:
                                                 --------------------------
                                                         "EMPLOYER"

                                              -----------------------------
                                                    RAYMOND P. LANDRY
                                                       "EMPLOYEE"





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